                       [LETTERHEAD OF HELLER FINANCIAL]





John Brooklier
312-441-6184                                                      News Release



                   Heller Financial, Inc. Reports Growth in
                    ------------------------------------------
                  1995 Third Quarter and Nine Month Net Income
                  --------------------------------------------

  Chicago -- (October 24, 1995) -- Heller Financial, Inc. reported across the board growth in 1995 third quarter and nine month net income, income before taxes and operating revenues compared to the prior year periods, Michael S. Blum, Chairman and Chief Executive Officer, announced today.

  Net income of $35 million for the 1995 third quarter and $99 million for the nine months represented respective increases of 17 percent and 6 percent compared to the 1994 periods. For the same periods, income before taxes of $52 million and $150 million also grew 4 percent and 11 percent, respectively.

  Operating revenues of $161 million for the 1995 third quarter and $439 million for the nine months were 11 percent and 7 percent higher than the prior year periods. The growth in third quarter operating revenues was driven by a 38 percent increase in fees and other income as well as higher income of international joint ventures. Operating revenues for the nine month period benefited from a 6 percent growth in net interest income while income of international joint ventures grew 53 percent largely due to higher earnings from European joint ventures.

  For the 1995 nine month period, operating expenses were higher principally due to increased spending on developing businesses which continue to grow their earning fund levels in line with the company's strategic diversification initiative. During the balance of 1995, the ratio of operating expenses to average fund levels is expected to remain relatively stable.

  Net writedowns of receivables and repossessed assets and the provision for losses in the third quarter increased by $12 million and $8 million compared to the prior year period as the company continued to aggressively resolve problem accounts. This aggressive account resolution resulted in an 18 percent reduction in nonearning assets during the third quarter while the company's newer business portfolios continued to exhibit strong credit quality.
Nonearning assets fell to $306 million or 3.7 percent of total lending assets at September 30, 1995, compared to $374 million or 4.6 percent at June 30, 1995.

  During 1995, the company continued to make progress on a key goal of further product and asset diversification. Asset based finance, which includes equipment loans and leases originated directly and through vendor programs, factoring, working capital finance and small business finance activities, had grown to approximately one-third of the company's $9.1 billion of lending assets and investments at the end of the 1995 third quarter.

  "We continue to be encouraged by the company's performance on a number of fronts," said Blum. "Heller's growth in earnings, continuing product and asset diversification as well as improvement in nonearning assets is consistent with our short-term goals and long-term direction."

  Heller Financial, Inc. is a worldwide commercial financial services organization which is a wholly-owned subsidiary of The Fuji Bank, Limited, one of the world's largest banks. Heller Financial, Inc. provides U.S.-based clients with cash flow financing, factoring and working capital loans, equipment financing and leasing, asset-based finance, real estate financing and equity investments. The company also operates through joint venture and wholly-owned companies located in 19 countries in Europe, Asia, Australia and Latin America. These companies specialize in factoring, asset-based finance, acquisition finance, leasing, vendor finance and trade finance.
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                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in millions)

                                                       September 30, 1995   December 31, 1994
                                                       -------------------  -----------------
Assets                                                     (unaudited)
------
Cash and cash equivalents                                          $  222              $   99

Receivables                                                         8,185               7,616
Less:  Allowance for losses of receivables                            245                 231
                                                                   ------              ------

 Net receivables                                                    7,940               7,385
Investments                                                           702                 634
Investments in international joint ventures                           225                 174
Other assets                                                          202                 184
                                                                   ------              ------

                                                                   $9,291              $8,476
                                                                   ======              ======
Liabilities and Stockholders' Equity
------------------------------------
Senior debt
 Commercial paper and short-term borrowings                        $2,326              $2,451
 Notes and debentures                                               4,800               3,930
                                                                   ------              ------

 Total debt                                                         7,126               6,381

Credit balances of factoring clients                                  473                 452
Other payables and accruals                                           263                 274
                                                                   ------              ------

 Total liabilities                                                  7,862               7,107

Minority interest in equity of Heller International
  Group, Inc.                                                          46                  39

Stockholders' equity
 Cumulative Perpetual Senior Preferred
   Stock, Series A                                                    125                 125
 Cumulative Convertible Preferred
   Stock, Series D                                                     25                  25
 Common stock, additional paid-in
   capital and retained earnings                                    1,233               1,180
                                                                   ------              ------

 Total stockholders' equity                                         1,383               1,330
                                                                   ------              ------

                                                                   $9,291              $8,476
                                                                   ======              ======

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                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                 (in millions)

                                       For the Three Months Ended     For the Nine Months Ended
                                               September 30,                September 30,
                                       ---------------------------    -------------------------
                                            1995          1994             1995       1994
                                           -----         -----             -----     -----
                                               (unaudited)                   (unaudited)
Interest income                            $ 215         $ 188             $ 635     $ 509

Interest expense                             117            89               348       238
                                           -----         -----             -----     -----
 Net interest income                          98            99               287       271

Fees and other income                         54            39               126       122

Income of international
 joint ventures                                9             7                26        17
                                           -----         -----             -----     -----
 Operating revenues                          161           145               439       410

Operating expenses                            53            47               155       137

Provision for losses                          56            48               134       138
                                           -----         -----             -----     -----
Income before taxes and
 minority interest                            52            50               150       135

Income tax provision                          15            19                46        39

Minority interest in income of
Heller International Group, Inc.               2             1                 5         3
                                           -----         -----             -----     -----
Net income                                 $  35         $  30             $  99     $  93
                                           =====         =====             =====     =====
